Exhibit 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Norma F. Dunn	Bryan Kimzey
713-830-8883	713-830-8775
norma.dunn@calpine.com	bryan.kimzey@calpine.com

Calpine Closes $835 Million Senior Secured Term Loan

Secures Lower Interest Rate and Further Simplifies Capital Structure

(HOUSTON, Texas) – October 9, 2012 – Calpine Corporation (NYSE: CPN) announced today that it has closed on an $835 million first lien senior secured term loan (“Term Loan”). The Term Loan, which amortizes at a rate of 1% per year, bears interest at LIBOR plus 3.25% per annum (subject to a LIBOR floor of 1.25%) and matures in 2019.

Calpine intends to utilize the proceeds of the Term Loan, along with cash on hand, to:

•

Refinance the currently callable portion of each of its outstanding corporate-level Senior Secured Notes, including approximately $590 million of principal, as well as accrued interest, fees and call premiums, and

•	Retire its project-level BRSP term loan facility, which includes the repayment of approximately $218 million of principal as well as accrued interest and fees.

The company’s Senior Secured Notes are scheduled to mature between 2017 and 2023 and bear interest at fixed rates of between 7.25% and 8.00%. Meanwhile, the BRSP term loan, which has now been fully retired, was scheduled to mature in 2014 and bore interest at LIBOR plus 4.50% per annum (subject to a LIBOR floor of 3.00%). The BRSP term loan was previously secured by the company’s Broad River and South Point Energy Centers.

“This refinancing is consistent with our stated goal of opportunistically accessing the capital markets,” said Todd Thornton, Calpine’s Treasurer and Vice President of Finance. “As a result of this transaction, we have exchanged higher-cost fixed rate debt for lower-cost floating rate debt, resulting in expected annual interest savings of approximately $25 million, which is accretive to Adjusted Recurring Free Cash Flow Per Share. In addition, we have further simplified our capital structure by removing a complicated project finance facility from our balance sheet. Going forward, we will continue to seek similar opportunities to reduce interest payments and streamline our debt.”

Morgan Stanley, Barclays, Deutsche Bank and Royal Bank of Canada acted as lead arrangers on the transaction.

About Calpine

Calpine Corporation is the largest independent power producer in the U.S., with a fleet of 93 power generation plants representing more than 28,000 megawatts of generation capacity. Last year our plants generated more than 94 million megawatt hours of power for our wholesale customers in 20 states and Canada. Our 91 operating plants as well as two under construction

-more-

Calpine Closes $835 Million Senior Secured Term Loan

October 9, 2012

consist primarily of natural gas-fired and renewable geothermal power plants that use advanced technologies to generate power in a low-carbon and environmentally responsible manner. Our modern, clean, efficient and cost-effective fleet stands ready to respond to the increased need for cleaner and more affordable power as the economy recovers, as new environmental rules are implemented and force older, dirtier plants to retire or reduce generation, as variable renewable power generation from wind and solar grows and with it the need for flexible natural gas generation to assure firm supply to the grid, and finally, as natural gas becomes economically competitive with coal as a fuel for power generation. Please visit www.calpine.com to learn more about why Calpine is a generation ahead—today.

Forward-Looking Information

In addition to historical information, this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will” and similar expressions identify forward-looking statements. Such statements include, among others, those concerning expected financial performance and strategic and operational plans, as well as assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Please see the risks identified in this release or in Calpine’s reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, the risk factors identified in its Annual Report on Form 10-K for the year ended Dec. 31, 2011. These filings are available by visiting the Securities and Exchange Commission’s website at www.sec.gov or Calpine’s website at www.calpine.com. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and Calpine undertakes no obligation to update any such statements.

###